UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 27, 2003

CALICO COMMERCE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-27431 (Commission File Number)	77-0373344 (I.R.S. Employer) Identification No.)

1325 Howard Avenue, PMB #624
Burlingame, California 94010
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 975-7400

Item 5. Other Events.

     On June 27, 2003, the U.S. Bankruptcy Court approved the Disclosure Statement relating to the joint Plan of Reorganization filed by Calico and its Official Committee of Equity Security Holders, enabling the Company to commence soliciting approval of the Plan.

     The Company and the Equity Committee filed the Plan and Disclosure Statement on June 30, 2003, and expect to distribute voting materials to affected parties beginning on or about July 10, 2003. A hearing before the Bankruptcy Court on confirmation of the Plan is expected on August 14, 2003.

     The plan provides for the payment in full of all undisputed, non-contingent claims of creditors against the Company, with all remaining assets to be distributed to the Company’s stockholders.

     The Plan also provides for resolution of the class claim filed in the Company’s chapter 11 case by the plaintiffs in the IPO laddering class action lawsuit pending in the United States District Court for the Southern District of New York. The Plan incorporates a compromise reached in principle between the Company, the Equity Committee, counsel for the class action plaintiffs, and the director-defendants who had filed indemnity claims against the Company. The compromise provides that jurisdiction and venue over the class action claim will be transferred for settlement or judgment to the District Court. The sole sources of recovery on the claim are to be the proceeds of directors’ and officers’ insurance policies issued to the Company, and certain potential claims to be assigned by the Company to a Litigation Trust established for the benefit of the plaintiffs holding the class action claim. These terms are consistent with the global settlement agreement between the plaintiffs and the issuer defendants in the over 300 consolidated IPO laddering lawsuits announced by the Plaintiffs’ Executive Committee on June 26, 2003.

     After confirmation of the Plan of Reorganization, distribution to creditors and equity holders, final resolution of the securities class action litigation, and entry of the final decree in the bankruptcy proceeding, the Company expects to dissolve.

     On July 7, 2003, the Company issued a press release announcing that the U. S. Bankruptcy Court had approved the Company’s Disclosure Statement. The press release is attached as Exhibit 99.1 to this report and is incorporated herein by this reference.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibit is filed herewith:

99.1 Press Release dated July 7, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 8, 2003	CALICO COMMERCE, INC.

/s/ James B. Weil

James B. Weil President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 7, 2003.

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